Exhibit 99.1

STAR SCIENTIFIC ANNOUNCES SUCCESSFUL COMPLETION OF PRODUCT SATISFACTION

STUDY—RESULTS SHOW POTENTIAL FOR DEVELOPMENT AND MANUFACTURING OF NEW PHARMACEUTICAL PRODUCT FOR SMOKING AND SMOKELESS TOBACCO CESSATION

January 6, 2009 – Petersburg, Virginia – Star Scientific (NASDAQ:STSI) announced today that its subsidiary, Rock Creek Pharmaceuticals, Inc., in conjunction with its Star Tobacco, Inc. subsidiary, recently completed a study to determine the ability of Stonewall® dissolvable smokeless tobacco to relieve cigarette withdrawal symptoms when compared to an over-the-counter nicotine replacement product (NRT). The study, which included 49 cigarette smokers, was designed to measure 1) nicotine’s effects and 2) relief from smoking withdrawal symptoms, using a 4mg NRT product and a 4mg Stonewall piece, along with placebos of each product. The NRT, Stonewall product and the two placebos were administered over the course of four sessions. Both the nicotine replacement product and the 4mg Stonewall product were much more effective than their placebos in reducing nicotine craving, confirming the preliminary results published in 2007 in the journal Tobacco Control.

These results are important because they confirm the “proof of concept” hypothesis that is the basis of Rock Creek’s focus on developing and manufacturing a low-cost, botanical-based NRT product to compete with NRT products now on the market. Rock Creek Pharmaceutical’s strategies include the exploration, development and manufacturing of novel cessation and therapy products to change the current “status-quo” in smoking cessation and harm reduction strategies.

Dr. Curtis Wright, Chief Medical Officer of Rock Creek, commented, “Recent scientific and clinical studies, in addition to Rock Creek’s completed product satisfaction study, strongly suggest the value of pursuing the development of a low-cost botanical-based NRT product for both smoking and smokeless tobacco cessation. We have to move beyond the current situation that makes NRT more expensive than continuing to use tobacco.” Dr. Wright further commented that Rock Creek intends to apply to have the results of the recent study included in an abstract submission at the Society for Research in Nicotine and Tobacco (SRNT) – Europe Conference to be held in Dublin, Ireland in April 2009.

Dr. Wright also stated that based on the recent study results, there are good reasons to consider bioequivalence testing of this class of product. Depending on results of this testing, Rock Creek plans to seek FDA review for a botanical-based tobacco cessation product for use by adult tobacco users who smoke and/or use smokeless tobacco products. The company anticipates using the name CigRX™ as the trade name. There currently is no FDA-approved pharmaceutical product for smokeless tobacco cessation.

Rock Creek Pharmaceuticals has a central focus on the development and manufacturing of a low-cost NRT pharmaceutical cessation product. The company will continue to explore at the same time development of other pharmaceutical products with clinical claims, as well as a “relapse prevention product” to assist smokers during nicotine withdrawal. The goal is to achieve higher quit and long-term abstinence rates for dependent smokers for whom conventional NRT smoking cessation products have not been successful. Rock Creek is dedicated to developing an array of pharmaceutical and related products that promote the concept that “smoking is not an option.”

Paul L. Perito, Rock Creek Pharmaceutical’s Chairman and CEO, commented that Star Scientific is fortunate to have a respected medical and scientific professional like Dr. Wright, with extensive prior FDA and pharmaceutical company experience, to lead this vital drug development effort. Mr. Perito further noted that depending on results from the bioequivalence study, and parallel work that will be done by Rock Creek with a contract research organization or academic institution, the company expects to move forward with the FDA approval process as soon as practicable.

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This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Star Scientific, Inc. and its consolidated subsidiaries (collectively, “The Company”) has tried, whenever possible, to identify these forward-looking statements using words such as “anticipates”, “believes”, “estimates”, “expects”, “plans”, “intends” and similar expressions. These statements reflect the Company’s current beliefs and are based upon information currently available to it. Accordingly, such forward-looking statements involve known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance or achievements to differ materially from those expressed in, or implied by, such statements. These risks, uncertainties and contingencies include, without limitation, the challenges inherent in new product development initiatives, the uncertainties inherent in the progress of scientific research, the Company’s ability to raise additional capital in the future necessary to maintain its business, potential disputes concerning the Company’s intellectual property, risks associated with litigation regarding such intellectual property, potential delays in obtaining any necessary government approvals of the Company’s low-TSNA tobacco products, market acceptance of the Company’s new smokeless tobacco products, competition from companies with greater resources than the Company, the Company’s decision not to join the Master Settlement Agreement (“MSA”), the effect of state statutes adopted under the MSA, and the Company’s dependence on key employees and on its strategic relationships with Brown & Williamson Tobacco Corporation in light of its combination with RJ Reynolds Tobacco Company, Inc. The impact of potential litigation, if initiated against or by individual states that have adopted the MSA, could be materially adverse to the Company.

See additional discussion under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on March 17, 2008, and other factors detailed from time to time in the Company’s other filings with the SEC, available at www.sec.gov. The Company undertakes no obligation to update or advise upon any such forward-looking statements to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

About Rock Creek Pharmaceuticals

Rock Creek Pharmaceuticals develops pharmaceutical products for treatment of addiction and other neurological disorders. The company supports third-party academic, educational and therapeutic advances in both these areas of research. Rock Creek has scientific and research offices in Gloucester, MA.

About Star Scientific

Star Scientific is a technology-oriented tobacco company with a toxin reduction mission. It is engaged in the development of dissolvable smokeless tobacco products that deliver fewer carcinogenic toxins (principally tobacco specific nitrosamines, or TSNAs), through the utilization of the innovative StarCured® tobacco curing technology, and in sublicensing that technology to others. Star Scientific has a Corporate and Sales Office in Petersburg, VA, an Executive, Scientific & Regulatory Affairs office in Bethesda, MD, and manufacturing facilities in Chase City, VA.

See Star’s website at: http://www.starscientific.com

Contact:

Sara Troy Machir

Vice President, Communications & Investor Relations

smachir@starscientific.com

(301) 654-8300